Exhibit 10.18

Executive Officer Compensation

The annual base salaries for our executive officers and former executive officer as of January 1, 2014 are as follows:

Name	Title	Annual Base Salary
Steven C. Riggs*	Acting Chief Executive Officer	$600,000
Scott E. Lamb	Chief Financial Officer	$395,150
Richard A. Costello	Vice President of Sales	$356,462
Alison D. Burcar	Vice President of Product Development	$315,000
George A. Lopez, M. D.	Former Chief Executive Officer	$350,000

* Mr. Riggs was Acting Chief Executive Officer from October 2013 to February 2014. In February 2014, he resumed his executive position as Vice President of Operations at an annual base salary of $360,582.